    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2000



                                                      REGISTRATION NO. 333-48842

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                            ------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                               DIME BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                       589 FIFTH AVENUE                      11-3197414
 (STATE OR OTHER JURISDICTION OF        NEW YORK, NEW YORK 10017               (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)             (212) 326-6170                 IDENTIFICATION NUMBER)
                                   (ADDRESS, INCLUDING ZIP CODE, AND
                                    TELEPHONE NUMBER, INCLUDING AREA
                                     CODE, OF REGISTRANT'S PRINCIPAL
                                           EXECUTIVE OFFICES)

                            ------------------------

                              JAMES E. KELLY, ESQ.
                                GENERAL COUNSEL
                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 326-6170
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                            MITCHELL S. EITEL, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


    Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this Registration Statement also constitutes a prospectus for Registration Statement No. 333-78159; the $150,000,000 of debt securities remaining unissued under Registration Statement No. 333-78159 will be combined with the $350,000,000 aggregate amount of debt securities to be registered pursuant to this Registration Statement to enable the Registrant to offer an aggregate amount of $500,000,000 of debt securities pursuant to the combined prospectus.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


      SUBJECT TO COMPLETION; PRELIMINARY PROSPECTUS DATED NOVEMBER 9, 2000


PROSPECTUS

                                  $500,000,000

                               DIME BANCORP, INC.
                                DEBT SECURITIES

                            ------------------------

     We may, from time to time, issue up to $500,000,000 aggregate principal amount of debt securities. We will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     We may sell these debt securities to or through underwriters, and also to other purchasers or through agents. We will name any underwriters or agents in an accompanying prospectus supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THE DEBT SECURITIES.

                            ------------------------

     The debt securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                            ------------------------

     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE FDIC, THE OFFICE OF THRIFT SUPERVISION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE DEBT SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS             2000.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this document or incorporated by reference into this document, you should carefully consider the following risk factors before making any investment decision. See "Where You Can Find More Information" on page 17 to learn where you can obtain additional information about us.

AN ECONOMIC DOWNTURN MAY LEAD TO LESS DEMAND FOR OUR SERVICES AND REDUCE OUR EARNINGS

     Our business faces various business risks. In a recession or other economic downturn, these risks would probably become more acute, and might lead to less demand for our loan production or other services. The volume of our loan production depends upon demand for the types of loans we make and the competition for those loans in the marketplace. Fluctuations in consumer confidence, real estate values, interest rates and investment returns could combine to make the types of loans we produce less attractive. In particular, an increase in long-term interest rates could reduce the volume of loans funded and sold by us and thereby reduce our earnings. In addition, during recessions and economic downturns, the number of foreclosures generally increases, which could result in increased losses.

CHANGES IN INTEREST RATES MAY REDUCE OUR NET INCOME

     We realize a major part of our income from the differential or "spread" between the interest we earn on our assets, such as loans and investments, and the interest we pay on our liabilities, such as deposits and borrowings. Differences between the maturity and repricing terms of these assets and liabilities affect the size of the spread. In general, our interest-bearing liabilities reprice or mature sooner than our interest-earning assets. This means that higher interest rates may decrease the spread and reduce our net interest income. We actively manage this maturity or repricing difference through a variety of techniques. However, these activities may not completely eliminate the risks associated with these differences. As a result, if interest rates decline, our loans and investments may be prepaid earlier than expected, which may also decrease the spread and lower our net interest income. In addition, changes in the relationship between long-term and short-term interest rates (known as the "yield curve"), unexpected loan or investment prepayments or changes in deposit or maturity preferences can adversely impact our net interest spread and net interest income.

     In addition, we earn part of our revenues from mortgage banking-related activities, which are also subject to interest rate risk. First, we hold the rights to service a portfolio of mortgages. When interest rates fall, borrowers are more likely to prepay the loans underlying these mortgages. This leads to lower future servicing revenues and therefore a decline in the value of these mortgage servicing rights. Second, we produce mortgage loans and then sell them to other investors in the form of mortgage-backed securities or pools of whole loans. In this case, we face the risk that interest rates may change between the time we produce the loans and the time we sell the loans or mortgage-backed securities.

     While we actively engage in risk management strategies to reduce our exposure to interest rate fluctuations, we cannot completely eliminate this risk.

WE ARE EXTENSIVELY REGULATED

     Our operations are subject to extensive governmental regulation and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on us. Governmental policies can affect our business operations and the availability, growth and distribution of our investments, borrowings and deposits. In addition, federal authorities periodically conduct examinations of our operations and may impose various requirements or sanctions.

     Most of our cash flow comes from dividends and other capital distributions paid to us by The Dime Savings Bank of New York, FSB, our principal subsidiary, and our ability to make payments on our securities (including those to be offered pursuant to this document and any accompanying supplement) is therefore dependent upon our ability to receive these distributions. Certain statutes and regulations restrict Dime Savings' ability to pay dividends or make other distributions on its capital stock and thus limit the transfer of funds to us.

LEGISLATIVE AND REGULATORY PROPOSALS MAY UNFAVORABLY AFFECT US

     Proposals to change the laws governing financial institutions are frequently raised in Congress and before bank regulatory authorities. Changes in applicable laws or policies could materially affect our business, and the likelihood of any major changes in the future and their effects are impossible to determine.

INTENSE COMPETITION EXISTS FOR LOANS AND DEPOSITS

     Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, Dime Savings has faced competition for deposits from other thrifts and commercial banks in the greater New York City metropolitan area. However, in recent years "nonbank" investment alternatives such as money market mutual funds and corporate and governmental debt securities, have become significant competitors for available funds. Dime Savings competes for loans with other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional investors and lenders. Many of the institutions that Dime Savings competes with for deposits and loans are substantially larger than it.

CONCENTRATION OF CREDIT RISK

     Dime Savings and its subsidiaries regularly assess the quality of their loans and other credit exposures and seek to identify, as early as possible, problems that may result from economic downturns or deteriorating conditions in certain markets or with respect to specific loans or other credits. As part of this assessment, Dime Savings and its affiliates assess credit ratings, credit quality and their credit management processes. This assessment is achieved through regular reviews of loan documentation, collateral, risk ratings and problem loan classifications.

     Credit risk is reduced by attempting to maintain a loan portfolio that is diverse in terms of types of loan, as well as industry and borrower concentration, thus minimizing the adverse impact of any single event or set of occurrences. Dime Savings and its affiliates use a variety of techniques to actively manage their credit processes. Credit losses, however, are a consequence of being in the business of extending loans and other forms of credit that cannot be eliminated.

                           FORWARD-LOOKING STATEMENTS

     This document, any applicable supplement and the documents incorporated by reference into this document or such supplement include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will," and "potential" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

- changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

- there may be increases in competitive pressure among financial institutions or from non-financial institutions;

- changes in deposit flows, loan demand or real estate values may adversely affect our business;

- changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

- general economic conditions, either nationally or in some or all of the states in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable then we currently anticipate;

-  legislation or regulatory changes may adversely affect our business;

-  technological changes may be more difficult or expensive than we anticipate;

- success or consummation of new business initiatives may be more difficult or expensive than we anticipate; and

- the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

     All subsequent written and oral forward-looking statements concerning matters addressed in this document and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking statements discussed in this document, any supplement to this document and the documents incorporated by reference into this document and such supplement might not occur.

                              INFORMATION ABOUT US

     We are a Delaware corporation and a savings and loan holding company incorporated under the laws of the State of Delaware in 1994. We are the parent of Dime Savings, a federally chartered savings bank currently serving consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Through Dime Savings and its subsidiaries, including North American Mortgage Company, we provide consumer loans, insurance products and mortgage banking services throughout the United States. At September 30, 2000, we had consolidated assets of $25.2 billion, consolidated deposits of $13.9 billion and consolidated stockholders' equity of $1.8 billion.

     Our principal executive office is located at 589 Fifth Avenue, New York, New York 10017. Our telephone number is (212) 326-6170.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table provides information regarding our consolidated ratios of earnings to fixed charges.

                           9 MONTHS                       YEAR
                            ENDED                         ENDED
                        SEPTEMBER 30,                 DECEMBER 31,
                       ----------------   -------------------------------------
                       2000(1)    1999    1999    1998    1997    1996    1995
                       -------    -----   -----   -----   -----   -----   -----
Excluding interest on
 deposits............  1.21x       2.08x   2.03x   1.98x   1.57x   1.42x   1.26x
Including interest on
 deposits............   1.10       1.46    1.45    1.39    1.22    1.17    1.12

(1) For the period ended September 30, 2000 our consolidated ratios are of earnings to fixed charges and preferred stock dividends, recognizing the issuance of preferred securities in July 2000. For this period there would be no difference in these ratios if preferred stock dividends were excluded.

     For purposes of computing these ratios, earnings represent income before income taxes, extraordinary items and cumulative effect of a change in accounting principle, plus fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (other than interest on deposits), one-third (the proportion that represents the interest factor) of rent expense and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest expense, one-third (the proportion that represents the interest factor) of rent expense and all amortization of debt issuance costs.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of debt securities for general corporate purposes, including working capital, capital expenditures, investments in or loans to our subsidiaries, refinancing of debt, including outstanding senior notes, commercial paper and other short-term indebtedness, if any, redemption or repurchase of shares of our outstanding common stock, funding of possible business combinations, the satisfaction of other obligations, or for such other purposes as may be specified in an applicable supplement to this document.

                       CERTAIN REGULATORY CONSIDERATIONS

     As a savings and loan holding company, Dime Bancorp is subject to supervision by the OTS. Dime Savings is a federally chartered savings bank subject to comprehensive regulation, examination and supervision by the OTS, as the primary federal regulator of savings associations, and by the FDIC, as the administrator of the federal deposit insurance funds.

     This section briefly describes some of the key statutory provisions and regulations applicable to us and Dime Savings. This section does not contain a complete description of all the statutes and regulations affecting our business. The regulatory scheme has been established primarily for the protection of depositors and the financial system generally and is not intended for the protection of stockholders or other creditors.

     As a holding company, our ability to make payments on our securities (including those offered by this document) is largely dependent on our ability to receive dividends and other funds from Dime Savings. Our ability to make payments on these securities is also affected by statutes and regulations relating to the business of federal savings associations that have the effect of limiting transfers of funds from Dime Savings to us. The nature and extent of these restrictions depend upon Dime Savings' level of regulatory capital and its income.

REGULATORY CAPITAL REQUIREMENTS

     Under federal statute and OTS regulations, savings associations are required to comply with three separate capital adequacy standards. These institutions are required to have "core capital" equal to at least 3% of adjusted total assets, "tangible capital" equal to at least 1.5% of adjusted total assets and "total risk-based capital" equal to at least 8% of risk-weighted assets.

     "Core capital" includes common stockholders' equity (including common stock, common stock surplus and retained earnings, but excluding any unrealized gains or losses, net of related taxes, on certain securities available for sale), noncumulative perpetual preferred stock and any related surplus and minority interests in the equity accounts of fully consolidated subsidiaries. Intangible assets, other than servicing assets valued in accordance with applicable regulations and purchased credit card relationships, generally must be deducted from core capital. Servicing assets and purchased credit card relationships may together represent up to 100% of core capital, although the amount of purchased credit card relationships and non-mortgage-related servicing assets included in core capital may not together exceed 25% of core capital.

     "Tangible capital" means core capital less any intangible assets (except for mortgage servicing assets includable in core capital) and investments in subsidiaries that are not "includable subsidiaries" (except as permitted by regulation).

     For purposes of the risk-based capital requirement, "total risk-based capital" means core capital plus supplementary capital, so long as the amount of supplementary capital that is used to satisfy the requirement does not exceed the amount of core capital. "Supplementary capital" includes, among other things, subordinated debt issued in accordance with OTS regulations, general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on certain securities available for sale. Risk-weighted assets are determined by multiplying certain categories of the savings association's assets, including off-balance sheet equivalents, by an assigned risk weight of 0% to 100% based on the credit risk associated with those assets as specified in OTS regulations.

     As of September 30, 2000, Dime Savings had core capital and tangible capital of $1.5 billion, which was equal to 5.86% of adjusted total assets, and total risk-based capital of $1.7 billion, which was equal to 10.13% of risk-weighted assets, and exceeded the capital requirements imposed by the OTS.

     In 1991, Congress enacted the "prompt corrective action" provisions of the Federal Deposit Insurance Act, which established five capital-based categories for depository institutions insured by the FDIC: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The OTS must take certain mandatory action and may take other discretionary action with respect to savings associations in the three undercapitalized categories. Under OTS regulations, an institution is treated as well capitalized if its ratio of total risk-based capital to risk-weighted assets is 10% or more, its ratio of core capital to risk-weighted assets is 6% or more, its ratio of core capital to adjusted total assets is 5% or more and it is not subject to any order or directive by the OTS to meet a specific capital level. At September 30, 2000, Dime Savings continued to satisfy the published standards for a well capitalized institution.

LIMITATIONS ON CAPITAL DISTRIBUTIONS

     Savings associations such as Dime Savings may not make capital distributions (or pay management fees to their holding companies) if, following the distribution, they would be "undercapitalized" as described above. In addition, OTS regulations limit a savings association's ability to pay dividends and make other capital distributions. For this purpose, "capital distributions" include, among other things, cash dividends, payments to repurchase, redeem, retire or otherwise acquire the savings association's shares or debt instruments included in total capital, payments of cash or other property to the savings association's owners or affiliates made in connection with a corporate restructuring, payments to stockholders of another institution in a cash-out merger, or any transaction the OTS or FDIC determined to be a distribution of capital. Distributions charged against capital will only be included if the savings association would not be "well capitalized" following the distribution. To the extent that the OTS regulations described below and the prompt corrective action provisions are inconsistent, the prompt corrective action provisions control.

     Under OTS regulations, a savings association is required to file an application with the OTS for approval to make a capital distribution if:

- it is not eligible for expedited treatment under the OTS application processing rules;

- the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years;

- the savings association would not be adequately capitalized under the OTS capital regulation following the distribution; or

- the capital distribution would violate a statute, regulation or agreement with the OTS or a condition imposed by the OTS.

     A savings association that is not required to file an application may be required to file a notice with the OTS under certain conditions, including if it is a subsidiary of a holding company. The OTS may disapprove an application or notice if the proposed capital distribution would:

- make the association undercapitalized, significantly undercapitalized or critically undercapitalized;

-  raise safety or soundness concerns; or

- violate a statute, regulation or agreement with the OTS (or with the FDIC), or a condition imposed in an OTS-approved application or notice.

TRANSACTIONS WITH AFFILIATES

     Under federal law and regulation, transactions between a savings association and its "affiliates," such as its holding company and other companies controlled by its holding company, are subject to quantitative and qualitative restrictions. Savings associations are restricted in their ability to engage in certain types of transactions with their affiliates, including transactions that could provide funds to a holding company for the payment of capital distributions. These "covered transactions" generally include:

-  lending or extending credit to an affiliate;

-  purchasing assets from an affiliate;

- accepting securities issued by an affiliate as collateral for a loan or extension of credit; and

- issuing a guarantee, acceptance or letter of credit on behalf of an affiliate.

Covered transactions are permitted between a savings association and single affiliate up to 10% of the capital stock and surplus of the association, and between a savings association and all of its affiliates together up to 20% of the capital stock and surplus of the association. The purchase of low-quality assets by a savings association from an affiliate is not permitted. Each loan or extension of credit to an affiliate by a savings association must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of credit extended. A savings association is not permitted, however, to make a loan or extension of credit to any affiliate unless the affiliate is engaged only in activities that the Federal Reserve Board has determined to be permissible for bank holding companies. Savings associations also are prohibited from purchasing or investing in securities issued by an affiliate, other than shares of a subsidiary.

     Covered transactions between a savings association and an affiliate, and certain other transactions with or benefitting an affiliate, must be on terms and conditions at least as favorable to the association as those prevailing at the time for comparable transactions with non-affiliated companies. This arm's-length requirement applies to all covered transactions, as well as to:

-  the sale of securities or other assets to an affiliate;

-  the payment of money or the furnishing of services to an affiliate;

- any transaction in which an affiliate acts as agent or broker or receives a fee for its services to the savings association or to any other person; or

- any transaction or series of transactions with a third party if any affiliate has a financial interest in the third party or is a participant in the transaction or series of transactions.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

     As required by Federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by documents called "indentures." The indenture is a contract between us and the trustee named in an applicable supplement to this document. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 15 under "Remedies If an Event of Default Occurs." Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law.

     We may issue either senior debt securities or subordinated debt securities. The senior and subordinated debt securities are issued under different indentures and may have different trustees. The forms of senior indenture and subordinated indenture are exhibits to the registration statement of which this document is a part. See "Where You Can Find More Information" on page 17 for information on how to obtain a copy. When we refer to the indenture we mean both the senior indenture and the subordinated indenture unless we indicate otherwise. When we refer to the trustee we mean all the trustees, whether trustee for senior or subordinated debt securities, unless we indicate otherwise.

     We may issue as many distinct series of debt securities under each indenture as we wish. This section summarizes terms of the debt securities that are common to all series. Because this section is a summary, it does not describe every aspect of the debt securities. This summary is qualified in its entirety by reference to the actual text of the indenture, including any definitions. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture.

     Certain material specific financial, legal and other terms of the debt securities particular to your series will be described in the supplement to this document relating to your series. The supplement relating to your series of debt securities will describe the following terms of your series:

-  the title of your series of debt securities;

- any limit on the aggregate principal amount of your series of debt securities;

-  the date or dates on which your series of debt securities will mature;

- the annual rate or rates (which may be fixed or variable) at which your series of debt securities will bear interest, if any, and the date or dates from which the interest, if any, will accrue;

- the dates on which interest, if any, on your series of debt securities will be payable and the regular record dates for those interest payment dates;

- any mandatory or optional sinking funds or analogous provisions or provisions for redemption at your option;

- the date, if any, after which and the price or prices at which your series of debt securities may, in accordance with any option or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

- if other than denominations of $1,000 and any integral multiple thereof, the denomination in which your series of debt securities will be issuable;

- if other than the principal amount thereof, the portion of the principal amount of your series of debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

- the currency of payment of principal, premium, if any, and interest on your series of debt securities;

- any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on your series of debt securities;

-  the applicability of the provisions described under "Defeasance" on page 13;

- whether any debt securities will be issued in the form of a global security, the wording of any legal legend to be placed on any global security in addition to or instead of the legend referred to under "Global Securities" on page 9 and, if different from those described in that subsection, any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

- whether your series of debt securities are senior debt securities or subordinated debt securities;

- if your series of debt securities are subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply; and

-  any other material terms of your series of debt securities.

     Those terms may vary from the terms described here. Thus, this summary also is qualified by reference to the description of the particular terms of your series to be described in the supplement relating to your series of debt securities, which will be attached to the front of this document.

LEGAL OWNERSHIP

"STREET NAME" AND OTHER INDIRECT HOLDERS

     Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in "street name." Instead, we would recognize only the bank or broker or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own bank or broker to find out:

-  How it handles debt securities payments and notices;

-  Whether it imposes fees or charges;

-  How it would handle voting if ever required;

- Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

- How it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities -- that is, those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make a payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

GLOBAL SECURITIES

     What is a Global Security? A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The supplement to this document will indicate whether your series of debt securities will be issued in the form of global securities.

     Special Investor Considerations for Global Securities. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

     An investor should be aware that if debt securities are issued in the form of global securities:

-  The investor cannot get debt securities registered in his or her own name;

- The investor cannot receive physical certificates for his or her interest in the debt securities;


- The investor will be a street name holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities. See "'Street' Name and Other Indirect Holders" on page 8;


- The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

- The depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.


     Special Situations When Global Security Will Be Terminated. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled "'Street' Name and Other Indirect Holders" on page 8 and "Direct Holders" on page 8.


     The special situations for termination of a global security are:

- When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

-  When we notify the trustee that we wish to terminate the global security; or

- When an event of default on the debt securities has occurred and has not been cured. (See "Events of Default" on page 14.)

The supplement to this document may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by that supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 204 and 305)

 IN THE REMAINDER OF THIS DESCRIPTION, "YOU" MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGE 8 ENTITLED "'STREET NAME' AND OTHER INDIRECT HOLDERS."

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

- ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

- Your rights under several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities;

- Promises we make to you about how we will run our business or business actions we promise not to take (known as RESTRICTIVE COVENANTS); and

-  Your rights if we DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

     The debt securities will be issued:

-  only in fully registered form;

-  without interest coupons; and

- unless otherwise indicated in the supplement, in denominations that are even multiples of $1,000. (Section 302)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section
305) This is called an exchange.

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also perform transfers. (Section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     If we designate a security registrar, it will be named in the supplement. We may cancel the designation of any particular security registrar. We may also approve a change in the office through which any security registrar acts. (Section 1002)

     For debt securities that are redeemable, if we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the record date and will be stated in the supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between buyer and seller.

     We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

 STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (Section 1002)

NOTICES

     We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (Sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

     We are generally permitted to consolidate or merge with another company. We are also permitted to sell or lease substantially all of our assets to another company, or to buy or lease substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions (among others) are met:

- Where we merge out of existence or sell or lease substantially all our assets, the other company must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

- The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default, as described on page 14, that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded. (Section 801)

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indentures and the debt securities.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

-  change the payment due date of the principal or interest on a debt security;

-  reduce any amounts due on a debt security;

- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

-  change the place or currency of payment on a debt security;

-  impair your right to sue for payment;

- if your debt securities are subordinated debt securities, modify the subordination provisions in a manner that is adverse to you;

- reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture;

- reduce the percentage of direct holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

- modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

     Changes Requiring a Majority Vote. The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of the particular series affected. The same majority vote would be required for us to obtain a waiver of all or part of the restrictive covenants described later on page 12, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described on page 11 under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513)

     Changes Not Requiring Approval. The third type of change does not require any vote by direct holders of debt securities. This type of change is limited to clarifications and certain other actions that would not adversely affect holders of the debt securities. (Section 901)

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

- For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security that will be described in an appropriate supplement to this document; and

- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.


     Debt securities will not be considered outstanding, and the holders will therefore not be eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Holders of debt securities will also not be eligible to vote if their debt securities have been fully defeased as described later on page 13 under "Full Defeasance." (Section 101)


     We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (Section 301)In certain limited circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee set a record date for a vote or other action to be taken by direct holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

 STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

RESTRICTIVE COVENANTS

THE SENIOR INDENTURE LIMITS HOW WE MAY DISPOSE OF VOTING STOCK OF OUR PRINCIPAL SUBSIDIARY BANK

     Under the senior indenture, we cannot assign, sell, grant a security interest in or otherwise dispose of any shares or rights to obtain shares with general voting power (other than directors' qualifying shares) of any principal subsidiary bank. A principal subsidiary bank is a bank subsidiary that has total assets equal to 30% or more of our assets. Currently, our only principal subsidiary bank is Dime Savings. Also, we may not permit a principal subsidiary bank to issue any shares or rights to obtain shares with general voting power of that bank except for transactions that are:

- for fair market value on the date of action and, after the transaction, we own at least 80% of the outstanding shares of voting stock of the principal subsidiary bank;

- required by a court or regulatory authority as a condition of permitting certain acquisitions by us;

- made where the principal subsidiary bank unconditionally guarantees payment on the debt securities; or

- made to us or any of our wholly-owned subsidiaries if the subsidiary agrees to be bound by this covenant and we agree to maintain that subsidiary as a wholly-owned subsidiary.

     A principal subsidiary bank may generally merge into or consolidate with another banking institution if, after the transaction, we or any of our wholly-owned subsidiaries own at least 80% of the issued voting stock of the other banking institution clear of any security interest and there is no event of default if the resulting banking institution is treated as a principal subsidiary bank.

     The subordinated indenture does not contain this limitation, and these provisions are not intended for the benefit of the subordinated debt securities.

DEFEASANCE

     The following discussion of "full defeasance" and "covenant defeasance" will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable supplement. (Section 1301)

     Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities if the following things happen:

- We must irrevocably deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- There must be a change in federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

     If full defeasance ever occurs you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. In the case of subordinated debt securities, you would also be released from the subordination provisions of the subordinated debt securities described later under "Subordination of the Subordinated Debt Securities" on page 15.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities and, in the case of subordinated debt securities, you would be released from the subordination provisions on the subordinated debt securities described later on page 15. In order for covenant defeasance to take place, we must do the following:

- Deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- Deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If covenant defeasance ever occurs, the following provisions (among others) of the indenture and the debt securities would no longer apply:

- Our promises regarding conduct of our business previously described on page 12 under "Restrictive Covenants," and any other covenants applicable to the series of debt securities and described in the applicable supplement;

- The events of default relating to breach of covenants and acceleration of the maturity of other debt, described on page 14 under "Events of Default"; and

- In the case of subordinated debt securities, the subordination provisions on the subordinated debt securities described on page 15 under

"Subordination of the Subordinated Debt Securities."

     If covenant defeasance does occur, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

DEFAULT AND RELATED MATTERS

RANKING

     The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations, and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See "Subordination of the Subordinated Debt Securities" on page 15 for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection. The events of default for the senior debt securities are different than those for the subordinated debt securities.

     The Senior Indenture. Under the senior indenture, the term "event of default" means any of the following:

- We do not pay the principal or any premium on a debt security on its due date;

-  We do not pay interest on a debt security within 30 days of its due date;

- We do not deposit a sinking fund payment (if any are provided for) on its due date;

- We remain in breach of the restrictive covenant described previously under "The Senior Indenture Limits How We May Dispose of Voting Stock of Our Principal Subsidiary Bank" or any other term of the senior indenture for 60 days after we receive a notice stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities of the affected series;

- We or Dime Savings fail to pay an amount of debt (other than the debt securities) totaling more than $5,000,000, our obligation to repay that debt is accelerated by our lenders, and this payment obligation remains accelerated for 60 days after we receive notice of default as described in the previous paragraph;

- We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; and

- Any other event of default described in a supplement to this document occurs. (Section 501)

     The Subordinated Indenture. Under the subordinated indenture, the term "event of default" means any of the following:

- We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; and

- Any other event of default described in a supplement to this document occurs. (Section 501)

     Under the subordinated indenture, the term "default" means any of the following:

- We do not pay the principal or any premium on a debt security on its due date;

-  We do not pay interest on a debt security within 30 days of its due date;

-  An event of default occurs with respect to any security of that series;

- We remain in breach of any other term of the subordinated indenture for 30 days after we receive a notice stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities of the affected series;


-  Any other default described in a supplement to this document occurs. (Section
   503)

     Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502) If an event of default occurs because of certain events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any direct holder.

     Except in cases of default, where a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability (called an indemnity). (Section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (Section 512)

     In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured;

- The direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

- The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

- The trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

 STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section
1004)

SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES

     The subordinated debt securities are subordinated securities and, as a result, the payment of principal of, and any premium and interest on, the debt securities is subordinated in right of payment to the prior payment in full of all of our senior debt. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they come due, the holders of all of our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of subordinated debt securities will be entitled to receive any amounts on the subordinated debt securities. These circumstances include:

- We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, or as part of an assignment or marshalling of our assets for the benefit of our creditors;

- We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur; or

- The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default as described under "Events of Default" on page 14.

     In addition, we are not permitted to make payments of principal of, or any premium or interest on, the subordinated debt securities if we default in our obligation to make payments on senior debt and do not first cure such default, or if an event of default that permits the holders of senior debt to accelerate the maturity of the senior debt occurs.

     These subordination provisions mean that, if we are insolvent, a direct holder of our senior debt may ultimately receive from our assets more than a direct holder of the same amount of our subordinated debt securities and a creditor of ours that is owed a specific amount may ultimately receive more than a direct holder of the same amount of subordinated debt securities.

     Senior debt means the principal of, and any premium and interest on, all of our indebtedness (including indebtedness of others that we guarantee), whether such indebtedness exists now or is created, incurred or assumed by us after the date of this document, that is for money we borrow or is evidenced by a note or similar instrument that we have given when we acquire any business, property or assets or that we owe as a lessee under leases that generally accepted accounting principles require us to capitalize on our balance sheet or leases made as part of any sale and leaseback transaction we engage in. Senior debt includes any senior debt securities. Senior debt also includes any amendment, renewal, replacement, extension, modification and refunding of any indebtedness that itself was senior debt. Senior debt does not include any indebtedness that expressly states in the instrument creating or evidencing it that it does not rank senior in right of payment to the debt securities. Senior debt does not include the subordinated debt securities.

     At September 30, 2000, we owed a total of $350 million principal amount of senior debt, without counting any accrued interest on that senior debt. The indenture does not limit the amount of senior debt we are permitted to have, and we may in the future incur additional senior debt.

REGARDING THE TRUSTEE

     The trustee for the senior debt securities and the trustee for the subordinated debt securities each will be named in the applicable supplement to this document.

     Any trustee of debt securities may resign or be removed, and a new trustee may be appointed to replace the previous trustee. If two or more persons or entities are acting as trustees for different series of debt securities, each trustee is a trustee of a trust under its indenture separate from the trust administered by any other trustee. Any action to be taken by the trustee may then be taken by each trustee only with respect to the series of debt securities for which it is trustee.

     In the ordinary course of business, we and our subsidiaries may conduct transactions with trustees, and trustees and their affiliates may conduct transactions with us and our subsidiaries.

                              PLAN OF DISTRIBUTION

     We may sell, from time to time, the debt securities through agents or underwriters, or directly to one or more purchasers.

AGENTS

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell debt securities on a continuing basis.

UNDERWRITERS

     If we use underwriters for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase debt securities will be subject to certain conditions. Unless an applicable supplement to this document has different terms, the underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to underwriters may be changed from time to time.

DIRECT SALES

     We may also sell debt securities directly to one or more purchasers without using underwriters or agents.

     Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in the applicable supplement to this document. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

                        VALIDITY OF THE DEBT SECURITIES

     Unless otherwise indicated in an applicable supplement to this document, the validity of any debt securities offered hereby will be passed upon for us by our counsel, Sullivan & Cromwell, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's public reference rooms in its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Because our common stock is listed on the NYSE, you may inspect reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. These documents contain important information about us. We incorporate by reference into this document the reports and filings listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities.

- Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A filed on March 31, 2000.

- Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.


- Current Reports on Form 8-K filed on January 20, 2000, February 29, 2000, March 8, 2000 (2 reports filed on March 8, 2000), March 10, 2000, March 13, 2000 (2 reports filed on March 13, 2000), March 14, 2000, March 21, 2000,
   April 19, 2000, April 28, 2000, May 1, 2000, July 11, 2000 (as amended by
   Form 8-K/A filed on October 12, 2000), July 12, 2000, September 15, 2000, October 17, 2000, October 23, 2000 and November 1, 2000.


     You may request a copy of these filings (excluding any exhibits) at no cost, by writing or telephoning us at the following address:

     Dime Bancorp, Inc.
     589 Fifth Avenue
     New York, New York 10017
     Attention:  Investor Relations Department
     Telephone: (212) 326-6170

You can also obtain copies of these documents from the SEC's website and you can inspect copies at the locations described above.

     You should rely only on the information incorporated by reference or provided in this document or any supplement to this document. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in states where the offer is not permitted. You should not assume that the information appearing in this document or any supplement to this document is accurate as of any date other than the date on the front of those documents.

                                    EXPERTS

     The consolidated financial statements of Dime Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, included in our 1999 annual report on Form 10-K/A have been incorporated by reference into this document and in the registration statement of which it is a part in reliance upon the report of KPMG LLP, independent certified public accountants, included in our 1999 annual report on Form 10-K/A, and incorporated by reference into this document, and upon the authority of such firm as experts in accounting and auditing.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.



SEC registration fee........................................  $ 92,400
Trustee, transfer agent and registrar fees and expenses.....  $ 12,000*
Printing and engraving fees.................................  $ 10,000*
Legal fees and expenses.....................................  $150,000*
Blue Sky fees and expenses..................................  $ 10,000*
Accounting fees and expenses................................  $ 30,000*
Rating agency fees..........................................  $230,000*
Miscellaneous...............................................  $  9,500*
                                                              --------
  Total.....................................................  $543,900*
                                                              ========


------------------------

* Estimated.


ITEM 15. Indemnification of Directors and Officers.

     Under the Delaware General Corporation Law ("DGCL"), a corporation is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. However, indemnity may not be granted in respect of a claim, issue or matter as to which a person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding if the corporation receives an undertaking by or on behalf of the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification for such expenses. Expenses may be advanced to any former officer or director or to any other employee or agent of the corporation on such terms and conditions as the corporation deems appropriate.

     If a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in the preceding paragraph, or in defense of any claim, issue or matter therein, the corporation is required to indemnify such person against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

     The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification and exculpation of the directors and officers of the Registrant to the extent permitted under the DGCL as described above.

     The Registrant maintains a full directors' and officers' liability policy to cover the Registrant and its directors and officers for amounts, subject to policy limits, that the Registrant may be required to pay by way of indemnification to its directors or officers under its Amended and Restated Certificate of Incorporation or by-laws or otherwise and for the protection of individual directors and officers from losses and liabilities for which they may not be indemnified by the Registrant.

     The forms of Underwriting Agreement to be included as Exhibits 1(a) and 1(b) hereto provide for indemnification of directors, certain officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16. Exhibits.


EXHIBIT
  NO.              EXHIBIT
-------            -------
 1                 Form of Underwriting Agreement.
 3(i)              Amended and Restated Certificate of Incorporation,
                   incorporated by reference to Exhibit 3.1 to the Registrant's
                   Quarterly Report on Form 10-Q for the quarter ended March
                   31, 1998, filed with the Commission on May 15, 1998 (File
                   No. 001-13094).
 3(ii)             By-Laws of the Registrant incorporated by reference to
                   Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q
                   for the quarter ended June 30, 1997, filed with the
                   Commission on August 14, 1997 (File No. 001-13094).
 4(a)              Form of Senior Indenture incorporated by reference to
                   Exhibit 4 to the Registrant's Current Report on Form 8-K
                   dated January 27, 1999, filed with the Commission on January
                   28, 1999 (File No. 001-13094)
 4(b)              Form of Senior Debt Security (filed by reference to Article
                   Two of Exhibit 4(a)).
 4(c)              Form of Subordinated Indenture.
 4(d)              Form of Subordinated Debt Security (filed by reference to
                   Article Two of Exhibit 4(c)).
 5                 Opinion of Sullivan & Cromwell regarding the validity of the debt securities.
12                 Statement regarding computation of ratios of earnings to
                   fixed charges.
23(a)              Consent of Sullivan & Cromwell (filed by reference to
                   Exhibit 5).
23(b)              Consent of KPMG LLP.
24                 Powers of Attorney.*
25                 Form T-1.


------------------------

* Previously filed.


ITEM 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to cause to be filed an application for the purpose of determining the eligibility of the trustee in respect of the senior indenture and the subordinated indenture to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on November 9, 2000.


                                          DIME BANCORP, INC.

                                          By:     /s/ LAWRENCE J. TOAL
                                            ------------------------------------
                                                     (Lawrence J. Toal)
                                              (Chief Executive Officer,
                                              President and Chief Operating
                                              Officer)


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities indicated all as of November 9, 2000.


                     SIGNATURE                                                TITLE
                     ---------                                                -----
               /s/ LAWRENCE J. TOAL                       Chief Executive Officer, President and
---------------------------------------------------       Chief Operating Officer and a Director
                (LAWRENCE J. TOAL)                        (Principal Executive Officer)

                         *                                Chairman of the Board
---------------------------------------------------
             (ANTHONY P. TERRACCIANO)

                         *                                A Director
---------------------------------------------------
                (DERRICK D. CEPHAS)

                         *                                A Director
---------------------------------------------------
                (FREDERICK C. CHEN)

                         *                                A Director
---------------------------------------------------
              (J. BARCLAY COLLINS II)

                         *                                A Director
---------------------------------------------------
              (RICHARD W. DALRYMPLE)

                         *                                A Director
---------------------------------------------------
                 (JAMES F. FULTON)

                         *                                A Director
---------------------------------------------------
                  (FRED B. KOONS)

                         *                                A Director
---------------------------------------------------
                (VIRGINIA M. KOPP)

                         *                                A Director
---------------------------------------------------
               (JAMES M. LARGE, JR.)

                         *                                A Director
---------------------------------------------------
                  (JOHN MORNING)

                     SIGNATURE                                                TITLE
                     ---------                                                -----
                         *                                A Director
---------------------------------------------------
                (HOWARD H. NEWMAN)

                         *                                A Director
---------------------------------------------------
             (MARGARET OSMER-MCQUADE)

                         *                                A Director
---------------------------------------------------
             (SALLY HERNANDEZ-PINERO)

                         *                                A Director
---------------------------------------------------
              (EUGENE G. SCHULZ, JR.)

                         *                                A Director
---------------------------------------------------
                  (HOWARD SMITH)

                         *                                A Director
---------------------------------------------------
               (DR. NORMAN R. SMITH)

                         *                                A Director
---------------------------------------------------
                  (IRA T. WENDER)

             /s/ ANTHONY R. BURRIESCI                     Chief Financial Officer (Principal Financial
---------------------------------------------------       Officer)
              (ANTHONY R. BURRIESCI)

                /s/ JOHN F. KENNEDY                       Controller (Principal Accounting Officer)
---------------------------------------------------
                 (JOHN F. KENNEDY)

             BY: /s/ LAWRENCE J. TOAL
  ----------------------------------------------
                (LAWRENCE J. TOAL)
                 ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                        EXHIBIT
-------                                      -------
 1                 Form of Underwriting Agreement.
 3(i)              Amended and Restated Certificate of Incorporation,
                   incorporated by reference to Exhibit 3.1 to the Registrant's
                   Quarterly Report on Form 10-Q for the quarter ended March
                   31, 1998, filed with the Commission on May 15, 1998 (File
                   No. 001-13094).
 3(ii)             By-Laws of the Registrant incorporated by reference to
                   Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q
                   for the quarter ended June 30, 1997, filed with the
                   Commission on August 14, 1997 (File No. 001-13094).
 4(a)              Form of Senior Indenture incorporated by reference to
                   Exhibit 4 to the Registrant's Current Report on Form 8-K
                   dated January 27, 1999, filed with the Commission on January
                   28, 1999 (File No. 001-13094)
 4(b)              Form of Senior Debt Security (filed by reference to Article
                   Two of Exhibit 4(a)).
 4(c)              Form of Subordinated Indenture.
 4(d)              Form of Subordinated Debt Security (filed by reference to
                   Article Two of Exhibit 4(c)).
 5                 Opinion of Sullivan & Cromwell regarding the validity of the debt securities.
12                 Statement regarding computation of ratios of earnings to
                   fixed charges.
23(a)              Consent of Sullivan & Cromwell (filed by reference to
                   Exhibit 5).
23(b)              Consent of KPMG LLP.
24                 Powers of Attorney.*
25                 Form T-1.


------------------------

* Previously filed.